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The St. Joe Company

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The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

April 5, 2012

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s 2012 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 17, 2012, at 10:00 a.m. Central Daylight Time at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. At the meeting, you will be asked to:

1.	Elect eight directors for a one year term expiring at the 2013 Annual Meeting of Shareholders.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 15, 2012 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 17, 2012.

Sincerely,

Bruce R. Berkowitz

Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 5, 2012.

St. Joe’s proxy statement and annual report are available online at

https://materials.proxyvote.com/790148.

The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

PROXY STATEMENT

Proxy Statement for 2012 Annual Meeting of Shareholders to be held on May 17, 2012

You are receiving this proxy statement because you own shares of our common stock that entitle you to vote at the 2012 Annual Meeting of Shareholders, which we refer to as the 2012 Annual Meeting. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2012 Annual Meeting

We will hold the 2012 Annual Meeting on Thursday, May 17, 2012, at 10:00 a.m. Central Daylight Time at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459.

I. Questions and Answers About Voting at the 2012 Annual Meeting and Related Matters

Q:	Who may vote at the 2012 Annual Meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on March 15, 2012, the record date. On the record date, we had 92,278,431 shares of our common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the 2012 Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you have received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the 2012 Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the 2012 Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

	Proposal	Board Recommendation
1.	To elect eight directors for a one year term expiring at the 2013 Annual Meeting of Shareholders.	FOR

2.	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2012 fiscal year.	FOR

3.	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the 2012 Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2012 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Park Brady, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast is required for the election of directors.

Q:	How many votes are needed to approve the ratification of KPMG (Proposal 2)?

A:	Under our Bylaws, a majority of the votes cast is required to approve the ratification of KPMG as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:

Proposal 3 is an advisory vote, which means that while we ask shareholders to approve resolutions regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, our Bylaw provisions regarding voting requirements do not apply to this proposal. We will report the results of the shareholder vote on this proposal based on the number of shares cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory votes on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results of the vote and take it into account in making a determination concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1, 2, and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Park Brady will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
Election of Directors	No	None

Ratification of Auditors	Yes	Not Applicable

Say on Pay	No	None

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the 2012 Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the 2012 Annual Meeting?

A:	Only shareholders and our invited guests are invited to attend the 2012 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the 2012 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2012 Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the 2012 Annual Meeting.

Q:	Where can I find voting results of the 2012 Annual Meeting?

A:	We will announce the results for the proposals voted upon at the 2012 Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the 2012 Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: 850-231-6400.

II. PROPOSAL 1 — ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders. Upon the recommendation of the Governance and Nominating Committee (“Governance Committee”), our Board has nominated Mr. Bruce R. Berkowitz, Mr. Park Brady, Governor Charles J. Crist, Jr., Mr. Howard S. Frank, Mr. Jeffrey C. Keil and Mr. Thomas P. Murphy Jr. for re-election and has nominated Mr. Cesar Alvarez and Mr. Stanley Martin to serve as directors, each for a one-year term that will expire at the 2013 Annual Meeting of Shareholders, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

The Board of Directors recommends a vote “FOR” each of the following director nominees.

Current Directors

Bruce R. Berkowitz Director since 2011 Chairman since 2011 Age 53

Mr. Berkowitz is the Founder, Managing Member and Chief Investment Officer of Fairholme Capital Management, L.L.C. (“Fairholme”) and President and a Director of Fairholme Funds, Inc. (the “Fund”). Mr. Berkowitz has served as a Director of the Fund since 1999. He has also served as a Director of White Mountains Insurance Group, Ltd., a financial services holding company, from 2004-2010, AmeriCredit Corporation, a retail financial services company, from 2008-2009, TAL International Group Inc., a lessor of intermodal freight containers and chassis, from 2004-2009, and Winthrop Realty Trust, Inc., a real estate investment trust, from 2000-2008.

Qualifications.    The Board nominated Mr. Berkowitz to serve as a director of the Board because of his extensive financial and investment experience and a valuable network of business and professional relationships.

Park Brady Director since 2011 Age 64

Mr. Brady has served as Chief Executive Officer of St. Joe since October 2011 and as Chief Operating Officer of St. Joe since March 2011. Prior to joining us, Mr. Brady served as President and Chief Executive Officer of ResortQuest, the nation’s largest vacation rental company, from June 2007 to March 2011. During his tenure at ResortQuest, Mr. Brady served as an original member of the company’s board and held various executive positions including Corporate Vice President and Chief Operating Officer before being named CEO in June of 2007.

Qualifications.    The Board nominated Mr. Brady to serve as a director of the Board because of his current and prior senior executive experience, his operational knowledge and his business and competitive knowledge of St. Joe’s industry.

Governor Charles J. Crist, Jr. Director since 2011 Age 55

Governor Crist was the 44th Governor of the State of Florida and served as Governor from 2007 to 2011. Governor Crist previously served as Attorney General of Florida from 2003 to 2007 and Education Commissioner of Florida from 2001 to 2003. Governor Crist also served as a Senator in the Florida Senate. Governor Crist is currently an attorney with the law firm of Morgan & Morgan.

Qualifications.    The Board nominated Governor Crist to serve as a director of the Board based on his executive experience gained from serving as the Governor of the State of Florida and his extensive knowledge of the State of Florida and its citizens, legislative process, potential for growth and economy.

Howard S. Frank Director since 2011 Age 71

Mr. Frank is the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation and Carnival plc, the largest cruise vacation group in the world. Mr. Frank joined Carnival as Senior Vice President-Finance and Chief Operating Officer in July 1989 and has served as Carnival’s Vice Chairman and Chief Operating Officer since January 1998. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as Independent Director on the board of directors of the Fund.

Qualifications.    The Board nominated Mr. Frank to serve as a director of the Board because he has an established track record of achievement and sound business judgment demonstrated throughout his career with Carnival Corporation and Carnival plc.

Jeffrey C. Keil Director since 2011 Age 68

Mr. Keil is a private investor who previously served as President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil currently serves as a director of Leucadia National Corporation (since 2004) and BlackRock Institutional Trust Company (since 2010). Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc., a specialty real estate finance company.

Qualifications.    The Board nominated Mr. Keil to serve as a director of the Board because of his prior and current public company experience, including senior executive experience and service as a director.

Thomas P. Murphy, Jr. Director since 2011 Age 63

Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has 44 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the U.S. at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. since August 2008.

Qualifications.    The Board nominated Mr. Murphy to serve as a director of the Board because he has valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida. Mr. Murphy also has experience serving on the board of a public company.

New Director Nominees

Stanley Martin Age 64

Mr. Martin is currently a private investor with significant finance executive experience. From 2004 to 2006, Mr. Martin served as the Chief Audit Executive for the Federal Home Loan Mortgage Corporation. Previously, he served as the Chief Financial Officer of Republic New York Corporation and Republic New York Bank from 1998 until its acquisition by HSBC in 2000 and then as an Executive Vice President with HSBC through April 2003. Mr. Martin currently serves as a member of the Board of Trustees and Chairman of Audit Committee-John Hancock Funds, which is composed of 50 mutual funds including 10 New York stock exchange closed end funds. Mr. Martin was previously a partner of and spent 27 years with KPMG LLP.

Qualifications.    The Board nominated Mr. Martin to serve as a director of the Board because of his significant financial and accounting experience and his experience as a Audit Committee Chair. Mr. Martin was identified as a potential director candidate to the Governance Committee by Mr. Keil. The Governance Committee then undertook its own evaluation of Mr. Martin’s qualifications and based on such qualifications, Mr. Martin was nominated.

Cesar L. Alvarez Age 64

Mr. Alvarez has served since January 2010 as the Executive Chairman of the international law firm of Greenberg Traurig, P.A. and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman. Mr. Alvarez also serves on the Board of Directors of Watsco, Inc. Fairholme Funds, Inc. and Mednax, Inc. Mr. Alvarez served as a director of Atlantis Plastics, Inc. from 1995 until 2008 and as a director of New River Pharmaceuticals, Inc. from 2004 until 2007.

Qualifications.    The Board nominated Mr. Alvarez to serve as a director of the Board due to his management experience as the current Executive Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country as well as his many years of corporate governance experience, both counseling and serving on the Boards of Directors of other publicly traded companies. Mr. Alvarez was identified as a potential director candidate to the Governance Committee by Mr. Berkowitz. The Governance Committee then undertook its own evaluation of Mr. Alvarez’s qualifications and based on such qualifications, Mr. Alvarez was nominated.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

•	Director independence (including our Policy Regarding Director Independence Determinations);

•	Director qualifications and responsibilities;

•	Board structure; director resignation policy;

•	Director compensation;

•	Management succession; and

•	The periodic performance evaluation of the Board.

From time to time, the Governance Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines, which were last revised on September 12, 2011, are available to view at our website, www.joe.com, under the Investor Relations-Corporate Governance section.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is the policy of St. Joe that the positions of CEO and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, St. Joe separates the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, St. Joe believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of St. Joe’s performance and governance standards.

Director Independence

To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards. In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director of an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management. In its independence review, the Board considered Mr. Durden’s previous service as interim Chief Executive Officer of the Company and concluded that such service would not preclude an independence finding for Mr. Durden.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following current directors (which together constitute all of the members of the Board other than Mr. Brady) is independent: Mr. Berkowitz, Governor Crist, Mr. Durden, Mr. Frank, Mr. Keil, Ms. Kesler and Mr. Murphy.

Board Committees

The Board has the following four standing committees: Governance and Nominating Committee (“Governance Committee”), Audit and Finance Committee (“Audit Committee”), Compensation Committee and Executive Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the Committees can be found under the About JOE — Corporate Governance section of our website at www.joe.com, and such information is also available in print to any shareholder who requests it by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary. We periodically review and revise the Committee charters. The Board adopted revised Governance Committee, Audit Committee and Compensation Committee Charters on December 12, 2011. The Executive Committee does not have a charter, it operates pursuant to delegated authority from the Board.

A summary of the current composition of each Committee is set forth below.

Name	Executive(2)	Governance and Nominating(3)	Compensation(4)	Audit and Finance(5)
Bruce R. Berkowitz(1)	Member	—	—	—
Park Brady	—	—	—	—
Governor Charles J. Crist, Jr.(2)	Chair	Chair	Member	—
Hugh M. Durden	Member	—	—	—
Howard S. Frank	—	Member	—	Chair
Jeffrey C. Keil	—	—	Member	Member
Delores M. Kesler	—	—	Chair	Member
Thomas P. Murphy Jr.	Member	Member	—	—
Meetings held in 2011	1	5	8	10

(1)	Chairman of the Board
(2)

From March 2011 through September 2011, the Executive Committee was composed of Messrs. Berkowitz, Durden and Charles Fernandez. From September 2011 to date, the Executive Committee has been composed of those directors set forth in the table above.

(3)

From January 2011 through March 2011, the Governance Committee was composed of Messrs. Michael L. Ainslie, Durden, John S. Lord and Walter L. Revell. From March 2011 to May 2011, the Governance Committee was composed of Governor Crist, Mr. Frank and Ms. Kesler. From May 2011 to date, the Governance Committee has been composed of those directors set forth in the table above.

(4)

From January 2011 through March 2011, the Compensation Committee was composed of Messrs. Durden, John S. Lord and Thomas Fanning and Ms. Kesler. From March 2011 to October 2011, the Compensation Committee was composed of Ms. Kesler, Governor Crist and Mr. Fernandez. From October 2011 to date, the Compensation Committee has been composed of those directors set forth in the table above.

(5)

From January 2011 through March 2011, the Audit Committee was composed of Messrs. Thomas Fanning, Michael L. Ainslie, John S. Lord and Walter L. Revell and Ms. Kesler. From March 2011 through September 2011, the Audit Committee was composed of Messrs. Thomas Fanning and Frank and Ms. Kesler. From September 2011 to date, the Audit Committee has been composed of those directors set forth in the table above.

Board and Committee Meetings

The Board met 18 times in 2011. Each member of the Board, other than Mr. Murphy, attended at least 75% of the meetings of the Board and committees on which he or she served in 2011. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings. At our 2011 annual meeting, all members of the Board were present.

Audit and Finance Committee

Responsibilities

The Audit Committee’s responsibilities include:

•	appointing our independent auditors and monitoring their performance, qualifications and independence;

•	reviewing the quality and integrity of our financial statements and related disclosures;

•	reviewing the quality, adequacy and effectiveness of our internal controls;

•	reviewing our policies and processes with respect to risk assessment and risk management; and

•	supervising the internal audit department in the conduct of its operational responsibilities.

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may, when it deems appropriate, delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”); and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board determined that Howard S. Frank qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include:

•	together with the other independent directors of the Board, setting the compensation of the Chief Executive Officer and our other executive officers;

•	overseeing the development and implementation of a compensation and benefits program;

•	approving grants and awards under our annual bonus and our equity incentive compensation plans;

•	reviewing and discussing the compensation and benefits of non-employee Directors; and

•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	is a “non-employee director” pursuant to criteria established by the SEC.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, executive and non-employee director compensation. As discussed in more detail in this Proxy Statement under the heading “Compensation Discussion and Analysis — Role of Compensation Committee, Outside Advisors and Management,” the Compensation Committee has, from time to time, engaged Towers Watson as its independent compensation consultant. During the first two months of 2011, Towers Watson provided compensation services, but did not conduct official benchmarking.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, as well as data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO and Vice President — Human Resources (“VP HR”) generally attend Compensation Committee meetings. Neither of them participates in any decisions relating to his or her own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO and VP HR, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2011 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include:

•	assisting the Board by identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of stockholders;

•	recommending committee assignments after consultation with the Chairman of the Board;

•	assessing and reporting to the Board as to the independence of each director;

•	monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	leading the Board in its annual self-evaluation and evaluation of management, including establishing criteria to be used in connection with such evaluation; and

•	developing and making recommendations to the Board with respect to a set of corporate governance guidelines.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

The Governance Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that, among other things, have:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	a reputation, both personal and professional, consistent with our image and reputation;

•	a proven track record of excellence in their field of expertise;

•	sufficient time to devote to fulfilling their obligations as directors; and

•	a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

The Governance Committee Charter states that the Committee seeks a diverse group of candidates, including diversity with respect to age, gender, ethnic background and national origin, who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, St. Joe and St. Joe’s shareholders.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who fails to receive a majority vote in any re-election that requires a majority vote, must tender such director’s resignation for consideration by the Board.

Executive Committee

The Executive Committee was created in March 2011, and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, except that the Executive Committee may not:

•	approve or recommend to shareholders actions or proposals required to be approved by shareholders;

•	fill vacancies on the Board or any committee of the Board;

•	adopt, amend or repeal the Company’s Bylaws;

•	authorize or approve the reacquisition of Company common stock unless pursuant to a general formula or method specified by the Board; or

•	authorize or approve the issuance or sale of Company common stock, except in certain circumstances.

Code of Business Conduct and Ethics / Related Person Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Our directors review the Code of Business Conduct and Ethics annually to ensure that it appropriately addresses the business practices of the Company.

Our related person transaction policy is part of our Code of Business Conduct and Ethics. The policy states that St. Joe and its employees, officers and directors (“related persons”) may not have any direct or indirect material interest in any transaction, arrangement or relationship in which the Company, or a competitor of the Company, is a participant. Indirect interests include those through: (1) an immediate family member; (2) any person acting on the related person’s behalf; or (3) any entity in which the related person or any of his or her immediate family members are an employee, officer, partner or principal or with which a related person or his or her immediate family members have a significant business relationship.

Our policy prohibiting related person transactions does not apply to interests in transactions arising from: (1) arms-length purchases or sales of goods, real property or services; (2) a related person’s position as a director of another corporation or organization that is a party to the transaction; (3) the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and (4) our benefit policies and programs.

Executive officers must disclose to the compliance officer any proposed related person transaction. The compliance officer will then report such proposed transaction to the Board. For related person transactions involving a director, the director must notify the Chairman of the Governance Committee and the compliance officer, who will then bring the matter before the full Board. The Board will resolve any conflict of interest question involving an executive officer or director without compromising the Company’s interests. During its review, the Board will consider the nature of the related person’s interest in the transaction; the material terms of the transaction; whether or not the transaction would qualify for an exception to the policy; and any other matters the Board deems appropriate. Any director or executive officer involved in the transaction would be recused from all decisions about the transaction.

Our legal staff is primarily responsible for the development and implementation of processes and controls to monitor and obtain information with respect to related person transactions. Although shareholders are not subject to our Code of Business Conduct and Ethics, we do apply the policy against related person transactions to shareholders owning five percent or more of our outstanding common stock.

There were no related person transactions during 2011.

Our Code of Business Conduct and Ethics, which was last revised on February 8, 2011, is available to view at our website, www.joe.com, under the Investor Relations-Corporate Governance section. We intend to post on our website information regarding any amendment to the Code of Business Conduct and Ethics or any waiver granted under the Code of Business Conduct and Ethics covered by Item 5.05 of Form 8-K.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee works closely with senior management. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our risk manager, who reports directly to the Chair of the Audit Committee, with day-to-day administrative oversight by the CFO. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within St. Joe.

IV. DIRECTOR COMPENSATION

Annual Retainer. For 2011, our Board approved the annual retainer fees set forth below, payable in cash or common stock at the election of the director. We do not pay meeting fees.

•	$75,000 for each non-employee director;

•	$10,000 for the Chair of the Governance and Nominating Committee;

•	$12,500 for the Chair of the Compensation Committee;

•	$20,000 for the Chair of the Audit and Finance Committee; and

•	$50,000 for the Chairman of the Board.

To the extent that a director elected to receive common stock, the director received common stock with a value of 1.25 times the cash retainer foregone. As way of illustration, if a director elected to receive his entire $75,000 annual retainer in stock, the director would have received common stock with an aggregate value equal to $93,750, based on the closing price of our common stock on the date of issuance.

To the extent paid in cash, annual retainer fees are payable quarterly in advance. Shares of common stock issued in lieu of cash fees are issued on the first business day of each quarter.

Messrs. Berkowitz, Fernandez and Frank waived their right to receive any annual retainers in connection with their service as non-employee directors of the Company.

Annual Equity Grant.    For 2011, in connection with the annual shareholders meeting, the Compensation Committee granted each non-employee director an equity grant with an aggregate fair market value of $100,000, based on the closing price of our common stock on the grant date. Each director has agreed to retain ownership of any shares of common stock received pursuant to his or her annual equity grant until the earlier of five years from the date of grant or the director’s retirement from the Board.

Messrs. Berkowitz, Fernandez and Frank waived their right to receive an annual equity grant at the May 2011 annual shareholders meeting.

Special Retainer.    In addition to the annual retainer granted to all non-employee directors, the Board approved a special annual retainer of $75,000 to Governor Crist in connection with his assignment to monitor, on behalf of the Board, our ongoing litigation related to the Deepwater Horizon oil spill.

Expense Reimbursement.    We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we may pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other Company business. We may also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses. We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program.    We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

2011 Director Compensation

The following table sets forth the compensation of our directors for 2011 (other than Mr. Greene, who served as our Chief Executive Officer from January 2011 to February 2011, and Mr. Durden who served as our Interim Chief Executive Officer from March 2011 to June 2011, whose 2011 compensation is described in the “Summary Compensation Table” on page 30). Mr. Greene received no additional compensation for his service as a director. Mr. Durden’s 2011 compensation, as described in the Summary Compensation Table, includes compensation received for his services as Interim CEO and for his services as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael L. Ainslie	13	18,737	—	—	5,000	23,750
Bruce R. Berkowitz(5)	—	—	—	—	—	—
Charles J. Crist, Jr.	115,000	100,014	—	—	—	215,014
Thomas A. Fanning	16,331	154,059	—	—	—	170,390
Charles M. Fernandez(5)	—	—	—	—	—	—
Howard S. Frank(5)	—	—	—	—	—	—
Jeffrey C. Keil	18,750	—	—	—	—	18,750
Delores M. Kesler	75,625	100,014	—	—	—	175,639
John S. Lord	64	13,742	—	—	5,000	18,805
Thomas P. Murphy, Jr.	56,250	100,014	—	—	—	156,264
Walter L. Revell	66	13,742	—	—	5,000	18,808

1)	The amounts shown include the annual retainer for all directors, additional committee chair fees and with respect to Governor Crist, the special annual retainer.

The following directors elected to receive a portion of their annual retainer in common stock in lieu of cash. Mr. Fanning, 2,446 shares; Mr. Lord, 619 shares; Mr. Ainslie, 844 shares; and Mr. Revell, 619 shares. The amounts attributable to common stock received in lieu of cash reflect the full grant date fair values of the stock under FASB ASC Topic 718. These shares of common stock were fully vested as of the applicable grant date. Certain of the amounts shown include de minimis cash payments in lieu of fractional shares.

2)

Each director was granted 4,169 shares of common stock at the annual meeting of 2011 Annual Meeting in May 2011. This column shows the grant date fair value under FASB ASC Topic 718 of the common stock granted to the directors, excluding any contingency for forfeitures. Please refer to Note 2 of our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2011 (the “2011 Annual Report”) for the for the assumptions utilized in calculating fair value.

3)

We instituted the Directors’ Deferred Compensation Plan (the “DDCP”) in 2001. In 2004, we froze participation in the DDCP. In 2011, we terminated the plan. Mr. Durden is the only participant in the DDCP. Please see footnote 5 to the Summary Compensation Table on page 30 for discussion.

4)

The amounts shown for Messrs. Ainslie, Lord and Revell reflect contributions by the Company to nonprofit organizations selected by these directors in connection with our Charitable Matching Program described above.

5)	Messrs. Berkowitz, Fernandez and Frank waived any compensation for their services as directors in 2011.

V. PROPOSAL 2 — RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed KPMG to continue to serve as our independent registered public accounting firm for the 2012 fiscal year. KPMG has served as our independent registered public accounting firm since 1990. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2012 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2012 fiscal year.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2011 financial statements and internal control over financial reporting, we entered into an agreement with KPMG which sets forth the terms by which KPMG performed audit services for us.

Fees Paid to KPMG

We were billed for professional services provided with respect to fiscal years 2010 and 2011 by KPMG in the amounts set forth in the following table.

Services Provided	2010	2011
Audit Fees(1)	$964,240	$1,008,000
Audit-Related Fees	—	—
Tax Fees(2)	142,240	159,135
All Other Fees	—	—

Total	$1,106,480	$1,167,135

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); and (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $155,131 for 2010 and $189,000 for 2011.

(2)	These professional services include fees associated with (i) compliance for preparation of tax returns, (ii) assistance with tax planning strategies and (iii) tax examination assistance.

KPMG also serves as independent auditor for two joint ventures in which the Company is a partner in 2010 and served as independent auditor for three joint ventures in 2009. During 2010, these joint ventures paid KPMG LLP audit fees of $25,000 and tax fees of $9,000. During 2011, these joint ventures did not pay KPMG LLP either audit fees or tax fees.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the 2012 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s Charter requires that the Audit Committee pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be performed by its independent auditors. The Audit Committee may delegate to the Chair of the Audit Committee the authority to pre-approve certain auditing services and non audit services, provided that the Chair present such approvals at the next Audit Committee Meeting. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by KPMG is consistent with maintaining KPMG’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by KPMG during fiscal year 2011, as described above.

AUDIT COMMITTEE REPORT

The Audit Committee (“we”, “us” or the “Committee”) oversees the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. A full discussion of the membership of the Audit Committee and the responsibilities performed by it pursuant to the Audit Committee Charter is set forth above on page 10.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with KPMG LLP, the Company’s independent registered public accounting firm, its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with KPMG and the Company’s internal auditor the overall scope and plans for their respective audits. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence. We concluded that KPMG’s independence was not compromised by the non-audit services provided by KPMG, the majority of which consisted of tax services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. We also evaluated and selected KPMG as the Company’s independent auditors for 2012, which the shareholders will be asked to ratify at the 2012 Annual Meeting of Shareholders.

Howard S. Frank, Chair

Jeffrey C. Keil

Delores M. Kesler

March 27, 2012

VI. EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Brady is set forth above under “Proposal 1 — Election of Directors.”

Patrick D. Bienvenue, 57, has served as our Executive Vice President since September 2011. Prior to joining us, Mr. Bienvenue spent 15 years at Leucadia National Corporation, most recently serving as President of Leucadia Development Corporation and President of Leucadia Financial Corporation. Prior to joining Leucadia, Mr. Bienvenue was President of Torwest, Inc., where he was responsible for developing the Windsor Community in Vero Beach, Florida. Prior to joining Torwest, Mr. Bienvenue was an executive with Canadian Pacific Limited’s Marathon Realty Limited in Toronto, as well as the Trizec Corporation in Montreal and Stamford, Connecticut.

David Harrelson, 56, joined us in 1976 and has served as our Senior Vice President, Timberland since February 2012. Previously, Mr. Harrelson had served as our Vice President, Timberland from 2006. Mr. Harrelson is responsible for the timber resources and land management on non-entitled property. Since joining as a entry-level forester, Mr. Harrelson has held various positions of increasing responsibility within the forestry division.

Stephen Hilliard, 57, joined us in 2005 and has served as our Senior Vice President, Operations since April 2011. Previously, Mr. Hilliard served as Vice President, Resort and Club Operations from 2007 to April 2011 providing strategic direction and oversight for our lodging, golf, food and beverage, beach club and marina operations.

Thomas J. Hoyer, 49 has served as our Chief Financial Officer since March 2012. Mr. Hoyer has approximately 25 years of financial management experience, most recently with eDiets.com, Inc., a provider of personalized nutrition, fitness and weight-loss programs, where he served as Senior Vice President, Chief Financial Officer and Treasurer since March 2008. From January 2007 through May 2007, Mr. Hoyer was Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products. Prior to joining Digital Angel, Inc., Mr. Hoyer spent over 20 years in the construction and construction equipment industries, most recently serving as Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006.

VII. COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2011 compensation of our named executive officers, or NEOs. As discussed in Proposal III on page 39, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed, in the second half of 2011, and will contribute, in the future, to our financial performance.

Executive Summary

Changes in Board Composition and Senior Management

During early 2011, we experienced significant changes in the composition of our Board and of our senior management. In late February and early March, based on discussions with our largest shareholder Fairholme Capital Management, L.L.C., our Board agreed to enter into a Separation Agreement with Mr. William Britton Greene, our then-current Chief Executive Officer, pursuant to which he resigned as our CEO and as a member of our Board. In addition, three of our independent directors resigned from the Board. These four directors were replaced with Messrs. Berkowitz, Fernandez and Frank and Governor Crist. Shortly thereafter, we entered into separation agreements with four additional members of senior management, including William S. McCalmont, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), Roderick T. Wilson, President, West Bay Sector and Rusty Bozman, Senior Vice President, Corporate Development.

Upon the resignation of Mr. Greene, the Board appointed one of our independent directors, Hugh M. Durden, to serve as interim Chief Executive Officer for a three-month period. Effective as of March 21, 2011, the Board engaged Park Brady to serve as our Chief Operating Officer. In June 2011, Mr. Durden completed his term as interim CEO and Mr. Brady assumed the responsibilities of Principal Executive Officer. In October 2011, the Board appointed Mr. Brady as our CEO and elected him to the Board.

As a result of the changes in the composition of our Board, we experienced a “change in control” as defined in the employment agreements in effect for Messrs. Greene, McCalmont, Wilson and Bozman (the “Former Senior Management”). Consequently, upon their termination, each of these executives was entitled to receive pursuant to their employment agreements a lump sum severance payment equal to (1) two times the sum of the executive’s base salary plus the executive’s targeted annual bonus; (2) a pro rata portion of the annual bonus the executive would have earned in that year; (3) an amount calculated based on hypothetical continued service by the executive for a period of two years (three years for Mr. Greene) for purposes of determining benefits payable under our retirement plan and non-qualified supplemental executive retirement plan (“SERP”), but only to the extent such amount would exceed the executive’s actual benefit under the plans; and (4) a gross-up payment for any required excise tax payments. In addition, we agreed to (A) continue to pay our portion of the cost of continued health and welfare benefits from the termination date until the conclusion of the two-year period after the change in control and (B) reimburse the executive for up to $20,000 for outplacement services. The Separation Agreements executed with each of Messrs. Greene, McCalmont, Wilson and Bozman provided only for those amounts that were payable pursuant to the existing employment agreement.

Subsequent to our change in control, the composition of our Compensation Committee was composed of two of the newly elected directors, Governor Crist and Mr. Fernandez, and one continuing director Ms. Kesler. Upon Mr. Fernandez’s resignation from the Board in September 2011, Mr. Keil joined the Compensation Committee.

New Compensation Arrangements and 2011 Compensation Decisions

Subsequent to the change in control, our new Compensation Committee has adopted compensation arrangements for our named executive officers that it believes are more reflective of the difficult economic conditions facing the real estate industry and the challenges facing our company and properly align management’s interests with those of the shareholders.

New Form of Employment Agreement.    In light of the difficult real estate economy and recent changes in our Board, the Compensation Committee believes that it needs to continue to provide employment agreements in order to attract strong talent to the Company. However, the Compensation Committee has approved a new form of employment agreement that it believes is responsive to the needs of investors and in-line with emerging corporate governance “best practices”. Specifically, our new form of employment agreement:

•

Reduces the amount of severance payable in the event of termination by us without cause or by our executive for good reason to only 1x salary, from 1.5x or 2x, and excludes target bonus from the calculation;

•	Eliminates additional contributions to retirement plans and SERP;

•	Eliminates any increased multiple in the event that a covered termination occurs within two years of a change in control; and

•	Eliminates tax gross-up payments.

Eliminated Formula-Based Annual Bonus.    For 2012, our Compensation Committee has decided not to adopt any formula-based annual bonus for named executive officers and will only award discretionary bonuses based on the Compensation Committee’s discretionary evaluation of the Company’s overall financial performance and the contribution of such officer.

Suspended Equity Compensation Awards.    As discussed above, as a result of our change in control at the end of February 2011, significantly all of our long-term equity compensation awards, including all those awarded in 2011 (which vested at target level) fully vested. In light of this vesting and the on-going changes in management, the Compensation Committee decided that it would not adopt or award new long-term equity awards for the remainder of 2011. In early 2012, the Compensation Committee decided to continue the decision to not adopt a formal long-term equity compensation program for 2012 to permit the Compensation Committee the opportunity of evaluating the appropriate short and long term performance objectives for the Company.

Named Executive Officers

For 2011, our “named executive officers” were

•	Park Brady, our current CEO;

•	Hugh Durden, our Interim CEO from March 2011 to June 2011;

•	William Britton Greene, our former CEO from January 2011 to March 2011;

•	Janna Connolly, our former Senior Vice President (“SVP”) & CFO from March 2011 to March 2012;

•	William McCalmont, our former EVP & CEO from January 2011 to March 2011;

•	Patrick Bienvenue, our current EVP;

•	Stephen Hilliard, our current SVP, Operations;

•	David Harrelson, our current SVP, Timberlands;

•	Roderick Wilson, our former President, West Bay Sector from January 2011 to March 2011; and

•	Rusty Bozman, our former SVP, Corporate Development from January 2011 to March 2011.

Please see the “Separation Agreements with Messrs. McCalmont, Wilson and Bozman” section of this Compensation Discussion and Analysis for a description of benefits that were paid to Messrs. Greene, McCalmont, Wilson and Bozman in connection with their separation. On March 7, 2012, Ms. Connolly announced her intention to resign from the Company.

Compensation Setting Process

Role of Compensation Committee, Outside Advisors and Management

Compensation Committee

Pursuant to its Charter, the Compensation Committee assists the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate, competitive and properly reflect the objectives and performance of management and the Company. The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management. The Compensation Committee recommends CEO compensation to the full Board for its approval.

Outside Advisors

To assist it in fulfilling its responsibilities, the Compensation Committee has engaged Towers Watson from time to time to provide the Compensation Committee a review of compensation practices at other companies. Based on the simplification of the executive compensation structure, the Compensation Committee requested that Towers Watson provide consulting, but not to provide a detailed benchmarking analysis during 2011. To date, Towers Watson has worked exclusively on executive and director compensation initiatives and plans on behalf of the Compensation Committee and does not have other consulting arrangements with the Company.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO and our VP HR generally attend Compensation Committee meetings. Neither of them participates in any decisions relating to his or her own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO and VP HR, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Compensation Peer Group

In connection with its compensation decisions in early 2011, the Compensation Committee informally referred to the compensation peer group that the Compensation Committee had adopted in 2010, for compensation data, but did not undertake extensive additional peer group analysis. After review, the Compensation Committee determined that the Company’s compensation practices were generally consistent with the practices of the peer group. The companies in the peer group included the following:

AMB Property Corporation	MDC Holdings Inc.
Developers Diversified Realty Corporation	NVR, Inc.
Duke Realty Corporation	Plum Creek Timber Company, Inc.
Highwoods Properties	Regency Centers Corporation
Jones Lang LaSalle Incorporated	Rayonier Inc.
Kimco Realty Corporation	Toll Brothers Inc.
The Macerich Company	WP Carey & Co. LLC

The Compensation Committee used the data from the peer group to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not target a specific percentile of the peer group. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive and then uses its experience and judgment to make final compensation decisions.

Employment and Separation Agreements

Separation Agreement with Mr. Greene

On February 25, 2011, we entered into a Separation Agreement with Mr. Greene in connection with his resignation as our President and Chief Executive Officer and as member of our Board. Pursuant to the Separation Agreement with Mr. Greene, we agreed to provide the following payments and benefits to Mr. Greene: (i) a cash lump sum of $2,920,000 six months after the effective date of his resignation as President and Chief Executive Officer of the Company (the “Termination Date”); (ii) a pro rata bonus of $118,000, as a cash lump sum; (iii) $1,053,225, which the parties agree represents additional benefits payable under the Company’s Supplemental Executive Retirement Plan had he continued to be employed with the Company during the 36 months following the Termination Date, payable six months after the Termination Date; (iv) (A) the COBRA premium for medical and dental insurance for him and his family under COBRA for the lesser of 18 months after the Termination Date or the date on which he becomes ineligible for COBRA continuation coverage (the “COBRA Coverage Period”), provided that he will reimburse the Company each month in the amount that an employee participating in the medical and dental insurance plan would be required to contribute (the “Employee Contribution”), and (B) if Mr. Greene has not become eligible for coverage under the healthcare insurance plan of another employer, a lump sum payment at the end of the COBRA Coverage Period equal to six times the monthly premium to provide substantially the same benefits minus six months of the Employee Contribution; (v) the premiums for basic life and disability insurance policies for a period of 24 months after the Termination Date; (vi) up to $20,000 as reimbursement for outplacement services during the 18-month period following the Termination Date; (vii) up to $75,000 as reimbursement to defray the cost of relocation expenses actually incurred if Mr. Greene relocates from his present residence in WaterColor, Florida to a location more than 50 miles from WaterColor, Florida within 24 months following the Termination Date; (viii) as of February 25, 2011, all of Mr. Greene’s outstanding 106,068 shares of unvested restricted stock awards under the 2009 Equity Incentive Plan (excluding his February 7, 2011 performance-vesting restricted stock award), became fully vested and non-forfeitable, provided that, with his February 7, 2011 performance-vesting restricted stock award, 50% of the initial grant of 45,226 restricted shares (or 22,613 restricted shares) became fully vested and non-forfeitable; (ix) with respect to any restricted stock that does not become fully vested and exercisable on or before the Termination Date, Mr. Greene is entitled to vesting, payment and exercisability in accordance with the terms of the governing equity plan and award agreement; (x) establish a “rabbi trust” with an independent financial institution as trustee and fully fund the payments described in clauses (i), (ii), (iii) and (vii); (xi) up to $150,000 for any and all legal fees and disbursements incurred by Mr. Greene in connection with negotiating, entering into, or implementing, the arrangements set forth in the Separation Agreement. Mr. Greene was also entitled to receive a gross-up payment for any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with such payments; however, no amounts were paid pursuant to this provision.

Separation Agreements with Messrs. McCalmont, Wilson and Bozman

On April 11, 2011, we entered into Separation Agreements with each of Messrs. McCalmont, Wilson and Bozman that documented the amounts payable to the executives pursuant to their existing employment agreements that were entered into several years earlier. Specifically, the Separation Agreements provided for the following payments to Messrs. McCalmont, Wilson and Bozman (i) a severance payment in the amount of

$1,463,000 for Mr. McCalmont, $1,127,680 for Mr. Wilson, and $840,000 for Mr. Bozman, payable six months after separation; (ii) a retirement plan continuation payment in the amount of $306,696 for Mr. McCalmont, $264,521 for Mr. Wilson, and $108,788 for Mr. Bozman, payable six months after separation; (iii) continuation and payment of certain health and welfare insurance benefits through March 3, 2013; and (iv) up to $20,000 as reimbursement for outplacement services. In addition, we agreed to pay to each executive a pro rata portion of any annual bonus the executive would have earned in 2011 pursuant to the Company’s 2011 Annual Performance-Based Bonus Plan (based on the period from January 1, 2011 through the Termination Date, divided by 365) if the executive had remained employed for the full calendar year and subject to attainment of the applicable performance conditions for the full calendar year, payable at the same time the Company pays other executive bonuses for calendar year 2011, but no later than March 15, 2012. During the first quarter of 2012, the Compensation Committee made a qualitative assessment of the Company’s performance on each of the key performance indicators and overall for 2011 and determined that the performance goals for 2011 had not been met and that no amounts would be paid under the 2011 Annual Performance-Based Bonus Plan. Consequently, no additional amounts were paid to Messrs. McCalmont, Wilson and Bozman.

Letter Agreement with Mr. Durden

On March 4, 2011, we entered into a letter agreement with Mr. Durden in connection with his service as our Interim CEO. Pursuant to the letter agreement, we agreed to pay Mr. Durden $100,000 for his service as the interim Chief Executive Officer for a period of 60 days from the date of the Letter Agreement. The letter agreement was subsequently extended for 30 days for an additional $50,000. Mr. Durden was not eligible for, or entitled to receive, any employee benefits, severance benefits or other compensation for his service as interim CEO. Mr. Durden’s compensation was not set based on our traditional compensation peer group. Instead, Mr. Durden’s interim CEO compensation was determined after negotiations between Mr. Durden and Mr. Berkowitz, the Company’s new Chairman and the managing director of its principal shareholder Fairholme. The Compensation Committee consulted with Mr. Berkowitz throughout the negotiation process and ultimately approved the final terms of the contract before it was executed. On June 4, 2011, Mr. Durden stepped down from his position as Interim Chief Executive Officer.

Employment Agreements with Messrs. Brady and Bienvenue

We have entered into one year employment agreements with each of Messrs. Brady and Bienvenue. Pursuant to the terms of the agreement, on the six month anniversary of the date of the agreement (the “Renewal Date”), the employment agreement will be automatically extended for one year, unless the agreement is terminated at least 30 days prior to the applicable Renewal Date. The employment agreements provide for an annual base salary of $750,000 for Mr. Brady and $400,000 for Mr. Bienvenue, which may be increased, but not decreased, by the Compensation Committee. Mr. Bienvenue’s employment agreement also sets forth a minimum target award level of 100% of annual base salary that he will have the opportunity to achieve, commencing in 2012. For 2011, we agreed to pay Mr. Bienvenue a bonus equal the pro-rata portion of $200,000. Although Mr. Brady’s employment agreement does not set forth a minimum target award, we agreed to pay Mr. Brady a bonus of up to 100% of his 2011 base salary, based on the Compensation Committee’s discretionary evaluation of his performance.

The employment agreement provides that, upon our termination of the executive’s employment without cause or the executive’s resignation for good reason, each of Messrs. Brady and Bienvenue are entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to the executive’s base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for a period of 18 months. The employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Each of Messrs. Brady’s and Bienvenue’s severance payment is subject to their execution of a separation and release agreement.

Employment Agreement with Ms. Connolly

During 2011, Ms. Connolly continued to be employed pursuant to her employment agreement that she had entered into on September 29, 2009. The employment agreement is for a one-year term; however, on the six month anniversary of the date of the agreement (the “Renewal Date”), the employment agreement will be automatically extended for one year, unless the other party gives notice at least 30 days prior to the applicable Renewal Date in which case the agreement will terminate one year from the date of such notice. In the case of a change in control, the agreement will automatically extend for 18 months. The employment agreement provides for an annual base salary equal to her then current salary ($245,000), which may be increased, but not decreased, by the Compensation Committee. The agreement also provides that Ms. Connolly will be eligible to participate in the annual long-term incentive program, but does not set forth a minimum target level award. Pursuant to the terms of her employment agreement, and based upon our change in control in February 2011, if we terminate Ms. Connolly without cause or she terminates for good reason prior to February 2013, her employment agreement provides for (1) a severance payment equal to 2x her annual base salary plus her bonus amount, (2) a pro rata portion of the annual bonus she would have earned in that Fiscal Period (based on the days covered by the Bonus Plan in that year during which the Executive was employed divided by the number of days covered by the Bonus Plan in that year) if she had remained employed for the full year subject to the attainment of the applicable performance conditions for the full year, payable at the same time we pay other executive bonuses for that year; (3) a lump sum equal to the difference between the actuarial present value of her benefits under our pension plan and the amount that she would have been entitled to had she been employed for two (2) additional years , (4) continuation and payment of certain health and welfare insurance benefits for two-years from the date of termination; (5) up to $20,000 as reimbursement for outplacement services and (6) an amount equal to a gross-up for any excise taxes that may be due pursuant to Section 4999 as a result of such payments. Ms. Connolly must execute a release and waiver in order to receive the previous amounts. The employment agreement also provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants.

Elements of Compensation

Our executive compensation program has typically consisted of (1) base salary, (2) an annual performance-based bonus ( the “Annual Performance-Based Bonus Plan”), (3) equity compensation and (4) benefits and perquisites. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence they have over our financial performance. As such, a greater amount of NEO compensation should be at-risk based on Company performance.

Base Salary

Objective:    The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations:    Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance, internal pay equity and contribution, and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as the annual merit increase paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but instead, the Compensation Committee considers certain market and survey data, as previously described, and uses its judgment to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken Prior to the Change in Control.

In February 2011, the Compensation Committee approved the following merit increases, effective as of February 17, 2011, to the base salaries of our named executive officers: Mr. Greene, up 1.74% to $730,000; Mr. McCalmont, up 1.95% to $418,000; Ms. Connolly, up 13.95% to $245,000; Mr. Hillard, up 2.49% to $227,600; Mr. Harrelson, up 2.49% to $138,400; and Mr. Wilson, up 1.99% to $353,400.

Committee Actions Taken After the Change in Control

In connection with its approval of the salaries of its new executive team, our current Compensation Committee sought to set salaries that would be sufficiently competitive to attract and retain talent, but reflective of the Company’s financial position and its need to maintain liquidity. The salaries approved for Messrs. Brady and Bienvenue as part of their employment agreements were a result of negotiations with each executive and, based on our Committee’s industry and general knowledge, an evaluation of the amount that was necessary to attract each of the individuals.

For 2012, the Compensation Committee maintained the salaries of each of the current NEOs, other than a merit increase to Mr. Harrelson of approximately $27,000 to reflect his increased responsibility.

Annual Performance-Based Bonus Plan

Objective:    The Compensation Committee establishes an annual performance-based bonus plan to reward short-term performance by linking an annual bonus with the achievement of annual Company performance goals. We believe that making such compensation “at risk” provides significant motivation for increasing individual and Company performance.

Performance Considerations:    Annual performance-based bonuses are awarded to executives for implementing the Company’s near-term strategies and achieving the fiscal-year performance goals established by management and approved by the Board. Typically awards under the Annual Performance-Based Bonus Plan are paid in cash. When setting and adjusting individual bonus levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential and individual performance. For 2011, awards under the Annual Performance-Based Bonus Plan were to be payable upon the achievement of Company performance goals and department performance goals, depending on the scope of responsibility of each executive. Based on their responsibility for the overall performance of the Company and their ability to affect such performance, awards to each of Messrs. Greene, McCalmont, Wilson, and Bozman under the Annual Performance-Based Bonus Plan were based 100% upon achievement of the approved Company performance goals. Awards to officers at the Vice President level under the Annual Performance-Based Bonus Plan were based 75% upon achievement of Company performance goals and 25% upon achievement of departmental performance goals. The Compensation Committee retained discretion over the weighting and determination of relative achievement of the Company performance goals based on the Compensation Committee’s qualitative assessment of Company performance for 2011.

Committee Actions Taken Prior to the Change in Control.

In early 2011, the Compensation Committee assigned each named executive a designated target award calculated as a percentage of their base salary. The target awards, expressed as a percentage of base salary with the corresponding dollar amount, were 100% ($730,000) for Mr. Greene; 75% ($313,500) for Mr. McCalmont; 60% ($211,440) for Mr. Wilson; and 50% ($140,000) for Mr. Bozman. The actual awards could range from 0% to 100% of the target awards based on the Compensation Committee’s discretionary determination of the percentage achievement of the Company’s performance goals. The Compensation Committee retained the discretion, however, to pay more than 100% of the target awards for exceptional Company performance.

For 2011, based on its expectation that the Florida real estate markets would continue to experience low levels of activity due to the ongoing real estate downturn and recessionary economic conditions, the

Compensation Committee continued its use of qualitative performance goals that it believed would encourage executives to focus on those activities necessary to strengthen the Company to withstand the adverse market conditions and create long-term shareholder value. Within each performance goal, the Compensation Committee adopted a number of qualitative and quantitative key performance indicators that would be used by the Compensation Committee in its evaluation as to whether the performance goal had been achieved. The Company performance goals for the 2011 Annual Performance-Based Bonus Plan were:

•	Achieve the 2011 business plan and maintain a strong liquidity position.

•	Advance economic development in the West Bay Sector.

•	Drive residential builder programs and control project costs.

•	Enhance forestry operations to generate additional revenue and contribution by year end, 2011.

Pursuant to the terms of the Plan, the Compensation Committee had complete discretion over the weighting and determination of relative achievement of the Company goals based on the Compensation Committee’s qualitative assessment of Company performance for 2011. During the first quarter of 2012, the Compensation Committee made a qualitative assessment of the Company’s performance on each of the key performance indicators and overall for 2011 and determined that the performance goals for 2011 had not been met and that no amounts would be paid under the 2011 Annual Performance-Based Bonus Plan.

Committee Actions Taken After the Change in Control

Based on the Board’s intent to use 2011 to reevaluate the Company’s strategic plan and direction, the Compensation Committee believed that it needed to maintain discretion to evaluate each executive officer based on his or her contribution to the Company. Consequently, the Compensation Committee did not place either Mr. Brady nor Mr. Bienvenue into the annual performance-based bonus plan upon their employment with us. Instead the Compensation Committee agreed to pay Mr. Brady a bonus of up to 100% of his 2011 base salary, based on the Compensation Committee’s discretionary evaluation of his performance and the performance of the Company during 2011. In early 2012, the Compensation Committee evaluated the contribution of Mr. Brady and awarded him the full amount of his pro-rata bonus for 2011. Mr. Brady elected to take his compensation in the form of stock as he believed that it would demonstrate the Company’s compensation philosophy that executive interests should be financially aligned with shareholder’s interest. With respect to Mr. Bienvenue, the Compensation Committee felt that based on the time of the year that he was hired, it was appropriate to provide him a guaranteed bonus equal to 50% of his target award, pro rated for the number of days he was employed.

Based upon the recommendation of Mr. Brady, the Compensation Committee also decided to approve discretionary bonuses for certain NEOs in light of the fact that such executives would not be receiving a payment under the annual performance-based short-term incentive plan. The decision to award a discretionary bonus was based on the additional responsibilities assumed by each of Ms. Connolly and Messrs. Harrelson and Hilliard (in each case without any commensurate increase in salary) and the fact that each of these individuals had been instrumental in the Company’s cost reduction initiatives in 2011. Specifically, in 2011, Ms. Connolly accepted and performed the role of Chief Financial Officer following the departure of Mr. McCalmont, Mr. Harrelson assumed lead management responsibilities for the Company’s timberland operations, and Mr. Hilliard accepted additional responsibilities related to the Company’s information and technology systems. The discretionary bonuses awarded by the Compensation Committee were as follows: Ms. Connolly, $44,021; Mr. Harrelson, $24,867; and Mr. Hilliard, $40,895.

Equity Incentive

Objective:    The Compensation Committee believes that equity incentive creates alignment with shareholders, promotes achievement of longer-term financial and strategic objectives and promotes employee retention.

Performance Considerations:    For 2011, equity incentive award levels were set on the basis of the executive officer’s responsibilities and individual performance. For 2011, as in prior years, the Compensation Committee decided to award equity incentive awards in the form of performance-based restricted stock and time-based restricted stock. The Compensation Committee elected to use restricted stock, rather than stock options, because it believed that restricted stock grants deliver value more efficiently than stock options by delivering intended value with fewer shares. This benefits existing shareholders through less dilution of their ownership and the delivery of value while using fewer authorized shares under our equity incentive plans.

The Compensation Committee believed that performance-based restricted stock aligns the financial interests of executives with shareholders by promoting stock price appreciation. The Compensation Committee also included time-based restricted stock to provide our executives with a strong retention incentive and the stability of incentive payouts during the down business cycle.

Committee Actions Taken Prior to the Change in Control.

The Compensation Committee’s traditional practice had been to make at least one equity award each year to named executive officers as part of their total annual compensation. These awards were based on an established percentage of their base salaries. The target award percentages for the members of our Former Senior Management for 2011 were as follows: 185% for Mr. Greene; 125% for Mr. McCalmont; 75% for Mr. Wilson; and 75% for Mr. Bozman.

Each of Messrs. Greene, McCalmont, Wilson, and Bozman were granted an annual equity award that was composed of (1) 50% performance-based restricted stock and (2) 50% time-based restricted stock. The target awards for the named executive officers were initially calculated based on the target award percentages described above with the two types of awards equally weighted. For the restricted stock with performance-based vesting conditions, the targeted shares were then doubled in order to provide upside potential to the executives in the event of exceptional Company performance.

For 2011, as in prior years, the Compensation Committee decided that the performance-based restricted stock would vest based upon the Company’s total shareholder return (“TSR”) during a three-year performance period compared to the total shareholder returns of companies within (i) the S&P 500 Index and (ii) a group consisting of the same peer group of real estate companies that the Compensation Committee had previously used in evaluating our executive compensation. The Compensation Committee approved the vesting of the performance-based restricted stock upon a change in control at the greater of actual TSR performance on the date of the change in control or the target amount (50% of the actual grant). With respect to the time-based restricted stock awards, the Compensation Committee approved awards that would vest in four equal annual installments.

As discussed above, based on our change in control in February 2011, the 2011 equity incentive award for each member of our Former Senior Management vested at their target award level.

Committee Actions Taken After the Change in Control

Subsequent to the change in control, the new Compensation Committee did not take any actions with respect to equity awards during 2011.

Retirement Plans

The Company has traditionally provided retirement benefits to its executives through a cash balance defined benefit pension plan (the “Pension Plan”), a 401(k) retirement plan, a non-qualified SERP and a non-qualified deferred capital accumulation plan (“DCAP”). The terms of these plans and the benefits accrued to the named executive officers under the plans are described under “2011 Pension Benefits” on page 34 and “2011 Nonqualified Deferred Compensation” on page 36. The Compensation Committee believes that these retirement benefits are important tools for retaining and rewarding executive officers’ service by providing meaningful retirement savings through tax-favorable plans. Although there was no set target percentage for retirement plans to contribute to total compensation, the Compensation Committee previously considered retirement benefits when setting an executive officer’s total compensation.

In February 2011, the Compensation Committee approved amendments to the Pension Plan (i) to increase the benefits payable from the Pension Plan and simultaneously reduce benefits payable from the SERP in order to take advantage of the surplus of funds in the Pension Plan and (ii) to provide an additional pay credit that would serve as a retention tool. The additional pay credit was equal to 25% of the greater of 2010 or 2011 Basic Annual Compensation (as defined in the Pension Plan) and was added to the cash balance account of any active participant who was employed by us on the date the Pension Plan was amended and who either (a) remained our employee until December 31, 2011 or (b) was terminated by the Company prior to such date. The increase in benefits under the Pension Plan (and the corresponding decrease in SERP benefits) for the members of the Former Senior Management were as follows: Mr. Greene, $934,542; Mr. McCalmont, $228,933; Mr. Wilson, $271,661; and Mr. Bozman, $7,721. The additional pay credit was equal to $61,250 for each of our NEO’s other than Mr. Harrelson who received a credit of $48,221 and Messrs. Brady and Bienvenue who were not participating in the Pension Plan.

In late 2011, the new Compensation Committee in accordance with its commitment to simplify the compensation program and reduce compensation costs, terminated both the SERP and the DCAP.

Health and Welfare Benefits and Perquisites

The Company has traditionally provided executives with a variety of health and welfare benefits and perquisites, as reflected in the All Other Compensation column in the “Summary Compensation Table” on page 30 and more fully described in the footnote to that column. The Compensation Committee believed that the package of health and welfare benefits and perquisites were reasonable and competitive. During 2011, the new Compensation Committee in accordance with its commitment to simplify the compensation program and reduce compensation costs, decided to eliminate many of these benefits. The only perquisites that our executive officers are currently entitled to receive are reimbursement for annual physical exams and membership in the Company’s beach and golf clubs (which has no incremental cost to the Company).

Tax Deductibility

The new Compensation Committee believes that executive compensation should typically be structured to be tax deductible. However, the Compensation Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits. During 2011, the Company eliminated reimbursement of tax gross-ups as part of our form employment agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

Delores M. Kesler, Chair

Governor Charles J. Crist, Jr.

Jeffrey C. Keil

March 22, 2012

VIII. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the following persons, who we refer to as our Named Executive Officers or NEOs, for 2011, 2010 and 2009:

•	each person who served as a CEO during 2011, including our current CEO, our interim CEO and our former CEO;

•	each person who served as a CFO during 2011, including our current CFO and our former CFO;

•	the three other most highly compensated executive officers serving as executive officers at the end of 2011, based on total compensation (as reflected in the table below); and

•	two of our former executive officers, who would have been on the table, based on total compensation, if they had been serving as executive officers at the end of 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(4)	Total ($)
Park Brady Chief Executive Officer	2011	571,154	576,008	(2)	—		—	2,000		10,673	1,159,835
Hugh Durden(5) Interim CEO	2011	231,250	—		100,014	(6)	—	2,453	(7)	5,000	338,717
William Britton Greene	2011	141,269	—		1,617,960		—	—		4,331,395	6,090,624
Former Chief Executive Officer	2010	714,808	—		2,344,059		775,000	100,534		573,848	4,508,249
	2009	726,923	—		1,109,736		750,000	65,238		156,373	2,808,270
Janna Connolly Chief Financial Officer	2011	240,385	44,021		307,275		—	138,274		8,170	738,125
William McCalmont	2011	170,792	—		624,703		—	—		1,880,214	2,675,710
Former Chief Financial Officer	2010	408,462	—		835,756		361,000	72,092		130,325	1,807,635
	2009	407,789	—		428,490		325,000	29,001		66,251	1,256,531
Patrick Bienvenue EVP	2011	112,308	66,849		—		—	—		50,150	229,307
Stephen Hilliard SVP, Operations	2011	226,750	40,895		135,373		—	133,045		7,515	543,578
David Harrelson Vice President, Timberland	2011	137,883	24,867		57,598		—	135,831		4,537	360,716
Roderick Wilson Former President, West Bay Sector	2011	104,661	—		315,893		—	—		1,495,242	1,915,796
	2010	344,217	—		370,565		261,000	90,254		79,421	1,145,457

Rusty Bozman Former SVP, Corporate Development	2011	84,000	—		256,006		—	—		1.017,867	1,357,873
	2010	241,731	—		236,779		170,000	68,457		178,173	895,140

1)

Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding any contingency for forfeitures. Please refer to Note 2 of our Consolidated Financial Statements, which are included in our 2011 Annual Report for the assumptions utilized in calculating fair value.

2)	Mr. Brady elected to receive 36,023 shares of stock in lieu of his 2011 discretionary cash bonus.

3)

For Mr. Brady, the amounts represent the above-market interest earned on his account in the DCAP. For all other executives, the amounts represent the change in present values of the pension plan benefits.

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time, contributions made to the Pension Plan (see discussion below under 2011 Pension Benefits) and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the pension plan during the year. In connection with the separation of each of Messrs. Greene, McCalmont, Wilson and Bozman from the Company, the balance of their respective Pension Plan accounts was distributed to such officer, resulting in a negative change of $(466,256) for Mr. Greene, $(139,940) for Mr. McCalmont, $360,940 for Mr. Wilson and $(162,667) for Mr. Bozman.

4)	The following table describes each component of the amounts shown in the All Other Compensation column for 2011:

Name	Company Contributions to SERP ($)	Company Contributions to 401(k) and DCAP ($)(a)	Term Life Insurance Premiums ($)	Annual Physical Exam ($)	Relocation Benefits ($)(b)	Severance ($)	Charitable Matching Program(c)	Total ($)(d)
Park Brady		10,298	375	—	—	—	—	10,673
Hugh Durden	—	—	—	—	—	—	5,000	5,000
William Britton Greene	148,682	5,555	225	—	(6,858)	4,183,791	—	4,331,395
Janna Connolly	—	7,801	369	—	—	—	—	8,170
William McCalmont	47,994	8,575	201	706	—	1,822,739	—	1,880,214
Patrick Bienvenue	—	—	150	—	50,000	—	—	50,150
Stephen Hilliard	—	7,173	342	—	—	—	—	7,515
David Harrelson	—	4,329	209	—	—	—	—	4,537
Roderick Wilson	41,898	4,717	201	—	—	1,448,427	—	1,495,242
Rusty Bozman	1,503	4,396	141	—	23,963	987,865	—	1,017,867

a)

With respect to each NEO, other than Mr. Brady, amounts reflect matching contributions to our 401(k) plan. Until July 2011, we matched 100% of an employee’s contributions to his or her 401(k) plan for the first 1% of eligible compensation contributed to the plan and 50% of the next 6% of eligible compensation contributed, up to a maximum match of 3 1/2% of eligible compensation. With respect to Mr. Brady, amounts reflect no matching contributions to his 401(k) and $10,298 matching contributions to his DCAP.

b)	Relocation benefits include a tax gross-up in the amount of $8,734 and $2,253 for Mr. Bozman and Mr. Greene, respectively.

c)	Reflects contributions by our company to nonprofit organizations selected by Mr. Durden in connection with our Director Charitable Matching Program.

d)	NEOs are also entitled to receive membership in our beach and golf clubs that are provided at no incremental cost to us.

5)

Reflects $231,250 in fees earned for Mr. Durden’s service as our Interim Chief Executive Officer from April to June 2011. All other amounts reflect compensation received by Mr. Durden for his service as a director.

6)	Mr. Durden was granted 4,169 shares of stock at the 2011 Annual Meeting in May 2011. This amount reflects the grant date fair value under FASB ASC Topic 718 of the restricted stock grant.

7)

The amounts reflect above-market interest earned by Mr. Durden in the DDCP. In 2004, we froze participation in the DDCP. Although we and Mr. Durden no longer make contributions to the DDCP, we do continue to pay interest on Mr. Durden’s account balance (7% in 2011). Mr. Durden earned a total of $6,628 in interest with respect to his account in 2011. The amount shown in the table for Mr. Durden represents only the above-market interest earned on his account. Mr. Durden’s cash balance in the DDCP at December 31, 2011, including the interest earned in 2011, was $101,320.

The DDCP also includes a stock credit feature. At December 31, 2011, Mr. Durden had a stock credit balance in the DDCP of 1,614.19 credits, valued at $23,664 based on a per share price of $14.66, the closing price of our common stock on December 31, 2011. No stock credits are accruing under the DDCP. Mr. Durden’s stock credit balance is payable in cash or Company common stock, at Mr. Durden’s election, upon his retirement.

2011 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in 2011:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)
				Threshold (#)	Target (#)	Maximum (#)
Park Brady	—	—		—	—	—	—	—
Hugh Durden	4/1/2011	—		—	—	—	4,169	—
William Britton Greene(1)	2/7/2011	730,000	(3)	5,653	—	45,226	—	954,269
	2/7/2011	—		—	—	—	22,613	663,692
Janna Connolly	2/7/2011	122,500	(3)	550	—	4,396	—	92,756
	2/7/2011	—		—	—	—	2,198	64,511
	2/7/2011	—		—	—	—	5,111	150,008
William McCalmont	2/7/2011	313,500	(3)	2,183	—	17,462	—	368,448
	2/7/2011	—		—	—	—	8,731	256,255
Patrick Bienvenue	—	—		—	—	—	—	—
Stephen Hilliard	2/7/2011	91,040	(3)	473	—	3,784	—	79,842
	2/7/2011	—		—	—	—	1,892	55,530
David Harrelson	2/7/2011	48,440	(3)	201	—	1,610	—	33,971
	2/7/2011	—		—	—	—	805	23,627
Roderick Wilson	2/7/2011	211,440	(3)	1,104	—	8,830	—	186,313
	2/7/2011	—		—	—	—	4,415	129,580
Rusty Bozman	2/7/2011	140,000	(3)	895	—	7,156	—	150,992
	2/7/2011	—		—	—	—	3,578	105,014

1)

This column reflects the amount of restricted stock units with performance-based vesting conditions granted on February 7, 2011. The vesting of these shares was to be based on the performance of our stock price from February 7, 2011 through January 31, 2014. Our total shareholder return and the total shareholder return for each company in the peer groups was calculated based on the change in each company’s stock price, plus any dividends paid, divided by the beginning stock price for each company. These restricted stock units fully vested, at 50%, upon our change in control in February 2011.

2)

This column reflects the amount of restricted stock units with time based vesting granted on February 7, 2011. These restricted stock units fully vested immediately upon our change in control in February, 2011.

3)

Pursuant to the terms of our 2011 annual performance-based bonus plan, executives were eligible to receive from 0% to 100% of their target bonus based on the Committee’s discretionary evaluation of the Company’s 2011 performance and its performance against the 2011 performance goals and the key performance indicators established under such performance goals, although the Compensation Committee had the authority to award more than the 100%. During the first quarter of 2012, the Compensation Committee made a qualitative assessment of the Company’s performance on each of the key performance indicators and overall for 2011 and determined that the performance goals for 2011 had not been met and that no amounts would be paid under the annual performance-based bonus plan.

Outstanding Equity Awards at December 31, 2011

The following table provides information on the holdings of restricted stock and stock options by the named executive officers at December 31, 2011. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown in the footnotes to the table.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Park Brady	—	—	—	—	—		—	—	—
Hugh Durden	4,000	—	$32.36	5/20/12	—		—	—	—
	4,000	—	$30.00	5/19/13
William Britton Greene	5,000	—	32.65	3/3/12	22,492	(3)	329,733	—	—
	16,300	—	40.80	3/3/12	—		—	—	—
	35,471	—	54.24	9/18/16	—		—	—	—
	18,222	—	54.05	2/12/17	—		—	—	—
Janna Connolly	—	—	—	—	812		11,904	3,248	47,616
William McCalmont	—	—	—	—	—		—	—	—
Patrick Bienvenue	—	—	—	—	—		—	—	—
Stephen Hilliard	—	—	—	—	839		12,300	3,354	49,170
David Harrelson	1,875	—	32.65	8/18/13	366		5,366	1,464	21,462
	1,446	—	54.05	2/12/17	—		—	—	—
Roderick Wilson	6,598	—	54.24	9/18/16	2,008		29,437	—	—
	6,778	—	54.05	2/12/17	—		—	—	—
Rusty Bozman	—	—	—	—	—		—	—	—

1)

Options are typically granted with a 10-year term, which may be shortened in the event of a termination event. Mr. Greene’s separation from the Company qualified as a retirement event under the terms of his option agreements, which allowed him to exercise certain of his options for up to 12 months following his separation date and others through their original expiration date.

2)	The market value of the restricted stock is based on a per-share price of $14.66, the closing price of our common stock on December 30, 2011.

3)

After our change in control in February 2011, Mr. Greene had the following shares of restricted stock with time-based vesting outstanding. These shares will continue to vest after Mr. Greene’s separation from the Company pursuant to the retirement provisions of the applicable award agreements:

Vesting Date	Shares
2/10/2012	5,244
2/12/2012	12,003
2/10/2013	5,245

2011 Option Exercises and Stock Vested in 2011

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executive officers during the year ended December 31, 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Park Brady	—	—	—	—
Hugh Durden	—	—	4,169	100,014
William Britton Greene	—	—	190,794	5,288,236
Janna Connolly	—	—	21,175	569,622
William McCalmont	—	—	68,854	1,856,886
Patrick Bienvenue	—	—	—	—
Stephen Hilliard	—	—	14,302	371,567
David Harrelson	—	—	5,832	155,376
Roderick Wilson	—	—	35,263	917,287
Rusty Bozman	—	—	20,358	551,137

1)

The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding taxes.

2011 Pension Benefits

The table below sets forth information regarding the pension benefits for our named executive officers under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Park Brady[2]	Pension Plan	—	—	—
Hugh Durden	Pension Plan	—	—	—
William Britton Greene	Pension Plan	13	—	1,530,237	(3)
Janna Connolly	Pension Plan	15	489,371	—
William McCalmont	Pension Plan	4	—	522,271	(3)
Patrick Bienvenue(2)	Pension Plan	—	—	—
Stephen Hilliard	Pension Plan	6	302,183	—
David Harrelson	Pension Plan	35	748,229	—
Roderick Wilson	Pension Plan	10	—	770,290	(3)
Rusty Bozman	Pension Plan	11	—	346,942	(3)

1)

The amounts shown in this column represent the actuarial present value of each named executive officer’s accumulated benefit under our Pension Plan as of December 30, 2011. The assumptions used to calculate the present values include a discount rate of 4.19%; future interest crediting rate of 3.25%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

2)	Messrs. Brady and Bienvenue were not yet eligible to participate in the Pension Plan as of December 31, 2011 as they had not yet completed one year of service.

3)	This amount includes the transfer of benefits from the SERP to the Pension Plan and the additional 25% pay credit, both of which are discussed in greater detail below.

We sponsor a pension plan that is intended to provide retirement benefits for our employees, including our named executive officers. The Pension Plan is a fully-funded, cash balance defined-benefit plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (11%-15%) of the participant’s compensation, based on the participant’s age at the beginning of the year. The IRS, however, limited the compensation eligible for crediting under the Pension Plan to $245,000 for 2011. In addition, all participants’ accounts are credited with interest based upon the 30-year U.S. treasury bond rate (3.77% for 2011).

A participant’s “compensation” for purposes of calculating our contributions to the Pension Plan includes his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

A participant vests in his or her Pension Plan account upon the completion of three years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her third anniversary of employment, whichever is later). A participant’s Pension Plan account fully vests in the event of death. At December 31, 2011, all of the participating named executive officers were 100% vested in their Pension Plan accounts.

In the event of a participant’s retirement (whether early or normal retirement) or any other termination of employment (including resignation, involuntary termination, disability, or otherwise), the participant is entitled to receive his or her vested account balance in the plan. Vested benefits are payable at or after the termination event (including retirement) and are not reduced by social security or other benefits received by the participant. Pension benefits may be paid in a lump sum or in installments through an annuity.

In February 2011, the Compensation Committee approved amendments to the Pension Plan (i) to increase the benefits payable from the Pension Plan and simultaneously reduce benefits payable from the SERP in order to take advantage of the surplus of funds in the Pension Plan and (ii) to provide an additional pay credit that would serve as a retention tool. The additional pay credit was equal to 25% of the greater of 2010 or 2011 Basic Annual Compensation (as defined in the Pension Plan) and was added to the cash balance account of any active participant who was employed by us on the date the Pension Plan was amended and who either (a) remained our employee until December 31, 2011 or (b) was terminated by the Company prior to such date. The increase in benefits under the Pension Plan (and the corresponding decrease in SERP benefits) were as follows: Mr. Greene, $934,542; Mr. McCalmont, $228,933; Mr. Wilson, $271,661; and Mr. Bozman, $7,721. The additional pay credit was equal to $61,250 for each of our NEO’s other than Mr. Harrelson who received a credit of $48,221 and Messrs. Brady and Bienvenue who were not participating in the Pension Plan.

The pension benefits table above provides an actuarial estimate of each NEO’s benefit under the Pension Plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our Pension Plan, a better way to understand each NEO’s possible benefit upon termination of employment, including retirement, is to refer to each executive’s account balance in the plan. As mentioned above, at December 31, 2011, each participating NEO was 100% vested in his or her Pension Plan account, and would have been entitled to payment of the full account balance after retirement or any other termination of employment.

The following table shows each named executive officer’s account balance in the Pension Plan at December 31, 2011:

Name	Pension Plan Account Balance at December 31, 2011 ($)	Vested Percentage of Pension Plan Account Balance
Park Brady	—	—
Hugh Durden	—	—
William Britton Greene	—	100%
Janna Connolly	535,794	100%
William McCalmont	—	100%
Patrick Bienvenue	—	—
Stephen Hilliard	324,906	100%
David Harrelson	811,817	100%
Roderick Wilson	—	100%
Rusty Bozman	—	100%

2011 Nonqualified Deferred Compensation

Name	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Park Brady	DCAP	219,231	4,892	5,406	—	229,529
Hugh Durden(4)	DDCP	—	—	6,628	—	101,320
William Britton Greene	SERP	—	148,682	5,010	951,041	—
Janna Connolly	—	—	—	—	—	—
William McCalmont	SERP	—	47,994	1,130	228,933	—
Patrick Bienvenue	—	—	—	—	—	—
Stephen Hilliard	—	—	—	—	—	—
David Harrelson	—	—	—	—	—	—
Roderick Wilson	SERP	—	41,898	1,522	285,626	—
Rusty Bozman	SERP	—	1,503	48	9,224	—

1)	The amounts in this column are also included in the “Summary Compensation Table” on page 30, in the “All Other Compensation” column for each named executive officer.

2)

The amounts in this column represent interest credits to each named executive officer’s account in the SERP and the DCAP. No portion of the SERP amounts are included in the “Summary Compensation Table” because the interest rate applicable to the SERP accounts for 2011 (3.77%) was not above-market (i.e., was not in excess of 120% of the applicable federal long-term rate). The DCAP interest rate for 2011 was 7%. Consequently, a portion of the DCAP interest credits for each named executive is considered to be above-market. Only the above-market portions of the DCAP amounts are included in the “Summary Compensation Table” under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

3)

Of these amounts, the following amounts have been reported in the “Summary Compensation Table” for 2011 and for previous years: Mr. Brady — $4,892 in 2011 and none for prior years. For Mr. Durden, none have been reported in either 2011 nor in prior years as Mr. Durden deferred compensation relates to fees earned as a non-employee director of the Company.

4)	The amounts reflected for Mr. Durden relate to the deferral of fees received during his tenure as a director pursuant to the DDCP.

During 2011, we maintained two non-qualified defined contribution plans. In 2011, we terminated the SERP, effective immediately, and the DCAP, effective after a one-year run-off.

SERP.    The SERP is designed to supplement the Pension Plan by providing designated executives, including the named executive officers, with benefits which, in part, have been lost due to IRS restrictions on annual compensation ($245,000 for 2011), which can be taken into account under a qualified pension plan. Each month we credit a percentage of each participant’s compensation to the SERP. The term “compensation” for purposes of the SERP has the same meaning as described above for the pension plan.

The percentage of a participant’s compensation we credit to the SERP is the same as the Pension Plan, except that a higher percentage (14%-18.25%) is paid to the Chief Executive Officer and a designated group of persons directly reporting to the Chief Executive Officer (Tier 1 participants included all of the named executive officers in 2011). SERP accounts earn the same interest as pension accounts, which rate is determined annually by the Compensation Committee (3.77% for 2011). The SERP is accounted for in our financial statements as a defined contribution plan. In connection with our change in control in February 2011, all SERP accounts fully vested. Each of the Prior Executive Officers received the full balances of their respective SERP accounts upon their separation from us.

DCAP.    The DCAP is designed to supplement our 401(k) plan by allowing designated executives the ability to defer compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limits a participant’s deferrals to up to 50% of base salary and up to 75% of any annual cash bonus.

We match 25% of the first 6% of each participant’s deferrals in excess of the IRS annual compensation limit ($245,000 for 2011). Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2011). All Company and employee contributions to the DCAP are fully vested at the time of contribution. A participant’s account balance in the DCAP is payable in a lump sum six months after separation from employment. A participant’s benefit may also be paid in a lump sum in connection with death, a “Change in Control” of the Company, disability or an unforeseeable emergency. Mr. Brady was the only named executive officer that participated in the DCAP in 2011.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section under “Employment and Separation Agreements” on page 23, we have entered into employment agreements with certain of our NEOs. Currently only three of our NEOs are eligible to receive payments upon their termination. Messrs. Brady and Bienvenue were employed under our new form of employment agreement. Our new employment agreements provide that upon a termination by us without “cause” or by the executive for “Good Reason”, (1) we will continue to pay the executive his then current salary for a period of twelve months and (2) we will continue to pay our portion of the cost of continued health and welfare benefits from the termination date for an 18-month period. The new employment agreements do not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the new agreements do not provide any gross-up for excise taxes, instead provide that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes.

Ms. Connolly is employed under our old form of employment agreement pursuant to which, upon a termination by us without “cause” or by the executive for “Good Reason,” she is entitled to receive a severance payment. Based upon our change in control that occurred in February 2011, Ms. Connolly’s employment agreement provides for upon her termination a lump sum severance payment equal to (1) two times the sum of her base salary plus her target annual bonus; (2) a pro rata portion of the annual bonus she would have earned in that year; (3) an amount calculated based on hypothetical continued service by Ms. Connolly for a period of two years for purposes of determining benefits payable under our retirement plan and SERP, but only to the extent such amount would exceed her actual benefit under the plans; and (4) a gross-up payment for any required excise tax payments. In addition, we agreed to (A) continue to pay our portion of the cost of continued health and welfare benefits from her termination date until the conclusion of the two-year period after the change in control and (B) reimburse her for up to $20,000 for outplacement services.

The following table shows the termination payments that those executives named below would receive pursuant to their employment agreements in connection with the termination events described above, both before and after a “Change in Control” within the meaning of their employment agreements. These amounts have been quantified as if such termination events occurred on December 31, 2011.

Description of Termination Event	Payment of Multiple of Salary and Bonus	Pro Rata Portion of Annual Bonus(2)	Incremental Pension/ SERP Benefit(2)	Continuation of Benefits	Outplacement Services(2)	Excise Tax Gross-up(2)	Total Termination Payments/ Benefits
Park Brady
Company w/out cause or Executive for good reason	$750,000	—	—	$21,393	—	—	$771,393
Company w/out cause or Executive for good reason after “Change in Control”(1)	$750,000	—	—	$21,393	—	—	$771,393
Janna Connolly
Company w/out cause or Executive for good reason	$551,250	$122,500	—	$13,578	$20,000	—	$707,328
Company w/out cause or Executive for good reason after “Change in Control”	$735,000	$122,500	$116,045	$13,578	$20,000	—	$1,007,123
Patrick Bienvenue
Company w/out cause or Executive for good reason	$400,000	—	—	$21,393	—	—	$421,393
Company w/out cause or Executive for good reason after “Change in Control”(1)	$400,000	—	—	$21,393	—	—	$421,393

1)	The employment agreements of Messrs. Brady and Bienvenue do not provide for additional compensation if termination occurs as a result of, or subsequent to, a change in control.

2)	The employment agreements of Messrs. Brady and Bienvenue do not provide for this benefit.

IX. PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2011 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2011 Annual Meeting, and our shareholders approved the proposal, with approximately 59% of the votes cast in favor. At the 2011 Annual Meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our NEOs every one, two or three years, with our Board of Directors recommending an annual advisory vote. Based on our Board’s belief that an annual vote on executive compensation is good corporate governance practice, and the fact that approximately 84% of the votes cast at our 2011 Annual Meeting were in favor of an annual advisory vote, we have decided to hold our advisory vote on executive compensation annually. Consequently, we are asking our shareholders to approve the 2011 compensation of our NEOs as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward achievement of both annual and long-term performance goals, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2011, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

At the 2012 Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, the Company will present the following advisory Say on Pay Proposal at the 2012 Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

This Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our NEOs, as described in the Compensation Discussion and Analysis section.

X. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Common Stock

To our knowledge, the following persons are beneficial owners of more than five percent of the outstanding shares of our common stock as of March 15, 2012:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc.	26,483,091	(2)	28.7%
4400 Biscayne Boulevard, 9th Floor Miami, FL 33137
Blackrock, Inc.	17,587,527	(3)	19.1%
40 East 52nd Street New York, NY 10022
Janus Capital Management, LLC and Janus Contrarian Fund	11,772,576	(4)	12.8%
151 Detroit Street Denver, CO 80206
T. Rowe Price Associates, Inc.	6,122,950	(5)	6.6%
100 E. Pratt Street Baltimore, MD 21202
Fidelity Management and Research Company	6,578,726	(6)	7.1%
82 Devonshire Street Boston, MA 02109

1)	The percentages are based on 92,278,431 shares outstanding on March 15, 2012.

2)

The amount shown for Fairholme Capital Management, LLC (“Fairholme”), Bruce R. Berkowitz and Fairholme Funds, Inc. is based on the number of shares reported on Amendment No. 10 to the Schedule 13D filed on September 20, 2011 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Fairholme and Mr. Berkowitz shared the power to vote or direct the vote of 24,625,602 shares and shared the power to dispose or direct the disposition of 26,483,091 shares as of September 20, 2011. Fairholme Funds, Inc. shared the power to vote or direct the vote and the power to dispose or direct the disposition of 23,136,502 shares as of September 20, 2011.

3)

The amount shown for Blackrock, Inc. (“Blackrock”) is based on the number of shares reported on Amendment No. 3 to the Schedule 13G filed on January 6, 2012 with the SEC (the “Blackrock 13G”). According to the Blackrock 13G, Blackrock had the sole power to vote and the sole power to dispose of 17,587,527 shares at December 31, 2011.

4)

The amount shown for Janus Capital Management, LLC (“Janus Capital”) and Janus Contrarian Fund (“Janus Fund”) is based on the number of shares reported on Amendment No. 6 to the Schedule 13G filed on February 14, 2012 with the SEC (the “Janus 13G”). According to the Janus 13G, Janus Capital had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 9,308,111 shares at December 31, 2011. Janus Capital shared the power to vote or direct the vote and shared the power to dispose or direct the disposition of 2,464,465 shares at December 31, 2011.

5)

The amount shown for T. Rowe Price Associates, Inc. (“T. Rowe Price”) is based on the number of shares reported on Amendment No. 5 to the Schedule 13G filed on February 14, 2012 with the SEC (the “T. Rowe 13G”). According to the T. Rowe 13G, T. Rowe Price had the sole power to vote 2,448,830 shares and the sole power to dispose of 6,087,350 shares at December 31, 2011.

6)

The amount shown for Fidelity Management and Research Company (“Fidelity”) is based on the number of shares reported on Amendment No. 1 to the Schedule 13G filed on February 13, 2012 with the SEC (the “Fidelity 13G”). According to the Fidelity 13G, Fidelity had the sole power to vote or direct the vote of 242,640 shares and the sole power to dispose or direct the disposition of 6,578,726 shares at December 31, 2011.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by each of our current directors, the two new director nominees, each of the named executive officers and the directors and all executive officers as a group, as of March 15, 2012.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Bruce R. Berkowitz	26,483,091	(3)	28.7%
Charles J. Crist, Jr.	4,169		*
Hugh M. Durden	24,237	(4)	*
Howard S. Frank	0		*
Jeffrey Keil	0		*
Delores M. Kesler	24,114		*
Thomas P. Murphy, Jr.	4,169		*
Stanley Martin	0		*
Cesar L. Alvarez	0		*
Park Brady	29,838		*
William Britton Greene	335,605	(5)	*
Janna Connolly	22,101		*
William McCalmont	77,148	(6)	*
Patrick Bienvenue	0		*
Stephen Hilliard	14,029	(7)	*
David Harrelson	4,992		*
Roderick Wilson	58,027	(8)	*
Rusty Bozman	22,856	(9)	*
Directors and Executive Officers as a Group (16 persons)	27,104,376	(10)	29.3%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 15, 2012 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)	The percentages are based on 92,278,431 shares outstanding on March 15, 2012.

(3)

The amount shown for Bruce R. Berkowitz is based on the number of shares reported on Amendment No. 10 to the Schedule 13D filed on September 20, 2011 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Fairholme and Mr. Berkowitz shared the power to vote or direct the vote of 24,625,602 shares and shared the power to dispose or direct the disposition of 26,483,091 shares as of September 20, 2011. Fairholme Funds, Inc. shared the power to vote or direct the vote and the power to dispose or direct the disposition of 23,136,502 shares as of September 20, 2011.

(4)	This amount includes 8,000 options exercisable within 60 days of March 15, 2012.

(5)

This amount includes 74,993 options exercisable within 60 days of March 15, 2012. As Mr. Greene is no longer employed with the Company, amounts for Mr. Greene are based solely on the Form 4 filed by Mr. Greene on March 1, 2011 with the SEC.

(6)	As Mr. McCalmont is no longer employed with the Company, amounts for Mr. McCalmont are based solely on the Form 4 filed by Mr. McCalmont on May 12, 2011 with the SEC.

(7)	This amount includes 3,321 options exercisable within 60 days of March 15, 2012.

(8)

This amount includes 13,376 options exercisable within 60 days of March 15, 2012. As Mr. Wilson is no longer employed with the Company, amounts for Mr. Wilson are based solely on the Form 4 filed by Mr. Wilson on March 7, 2011 with the SEC.

(9)	As Mr. Bozman is no longer employed with the Company, amounts for Mr. Bozman are based solely on the Form 4 filed by Mr. Bozman on March 7, 2011 with the SEC.

(10)	This amount includes 99,690 options exercisable within 60 days of March 15, 2012.

XI. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2011, directors, executive officers and greater than 10% shareholders complied with the Section 16(a) filing requirements applicable to them on a timely basis, other than Mr. Bienvenue’s Form 3 and one Form 4 for Mr. Brady, reporting a purchase of stock, that were inadvertently filed late.

Shareholder Proposals for 2013 Annual Meeting

Shareholder proposals should be sent to St. Joe at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. To be considered for inclusion in St. Joe’s proxy statement for the 2013 Annual Meeting of Shareholders the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 6, 2012. Additionally, pursuant to our Bylaws, St. Joe must receive notice of any shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than January 17, 2013, and no later than February 6, 2013. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	by telephone at 800-571-4840.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations-Corporate Governance section of our website at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2011 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations. A copy of any exhibit to the 2011 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 5, 2012. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 or by calling (850) 231-6400.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

THE ST. JOE COMPANY 133 SOUTH WATERSOUND PARKWAY WATERSOUND, FL 32413 ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42991-P23105	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE ST. JOE COMPANY
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Cesar L . Alvarez	☐	☐	☐
	1b.	Bruce R. Berkowitz	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
	1c.	Park Brad	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐
	1d.	Charles J. Crist, Jr.	☐	☐	☐
	1e.	Howard S. Frank	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
	1f.	Jeffrey C. Keil	☐	☐	☐	3.	Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
	1g.	Stanley Martin	☐	☐	☐
	1h.	Thomas P. Murphy, Jr.	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42992-P23105

ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2012

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Park Brady, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Central Time on May 17, 2012, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the director nominees and FOR proposals 2 and 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side